EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 25th day of January, 2017, between SITESTAR CORPORATION, a Nevada corporation (together with its subsidiaries, the "Company"), and TABITHA KEATTS ("Employee").

BACKGROUND

Employee desires to have Employee's employment relationship with the Company be governed by the terms and conditions of this Agreement, which include material benefits favorable to Employee. In return for such material benefits, Employee is agreeing to the terms and conditions contained in this Agreement, which include material obligations on Employee.

AGREEMENT

Intending to be legally bound, the Company and Employee agree as follows:

1. Position and Duties.

    a. Employee shall serve and the Company shall employ Employee in the position of President of Internet Operations.

    b. Employee shall work full-time and devote Employee's reasonable best efforts to the business of the Company in a manner that will further the interests of the Company. Without the prior written consent of the Company, Employee shall not, directly or indirectly, work for or otherwise provide services to or on behalf of any person or entity, other than the Company. Notwithstanding the foregoing, Employee may engage in non-compensatory civic and charitable activities without the consent of the Company.

    c. Employee shall be directly responsible for the entirety of the Company's Internet Operations Division and for all associated activities specific for said division, including all business and human resource matters.

    d. Employee shall have additional duties that may not be specific to the Company's Internet Operations Division, that include: administrative responsibilities as it relates to providing information or access to information for the Company's audit; assisting with uploading invoices unrelated to the Internet Operations Division; management of Company banking matters; running errands specific to the Employee's local area; and carry out other necessary requests.

    e. Employee shall comply with all policies of the Company applicable to Employee.

2. Term. The initial term of this Agreement (the initial term together with any extension thereof provided hereunder, the "Term") shall be from January 25, 2017 (the "Commencement Date") through the first to occur of: (a) the date Employee's employment is terminated in accordance with Paragraph 7; or (b) December 31, 2018.

3. Extension. Unless this Agreement has been earlier terminated or is amended and/or replaced by a new agreement, in each case on or by December 31, 2018, the Term shall be automatically extended for one year (through December 31, 2019) and thereafter for successive one-year periods, unless the Company shall have given Employee written notice of its intention not to extend not less than 90 days prior to expiration of the then-current Term.

4. Compensation.

   a. Base Salary. Employee's base salary ("Salary") during the Term hereof shall be at Employee's current monthly rate of $2,916.67 ($35,000.00/12 months). Salary, less normal deductions, shall be paid to Employee in accordance with the Company's customary payroll practices in effect from time to time.

   b. Annual Bonus. Employee shall be eligible to receive an annual performance bonus for each calendar year during the Term hereof, this performance bonus shall be eight percent (8%) of the Company's Internet Operations Division's' Net Income (i.e., Net Income from the Internet Operations Division) subject to certain exclusions, that include but may not be limited to the sale of the domains First.com and First.net, gains from a sale of the Internet Operations Division, and/or gains from the Internet Operations Division not directly attributable to the division's financial performance. As consistent with the current standards, the Company's Internet Operations Division will be subject to its proportional share of the Company's expense burden that is applied to the division (e.g., bookkeeping expenses), in addition to the Internet Operations Division's direct expenses, as it relates to calculating the Internet Operations Division's Net Income. Employee must be employed by the Company as of December 31 of a given calendar year in order to earn and be eligible to receive any annual bonus in respect of such calendar year. Each annual bonus, if any, will be accrued quarterly and paid as soon as reasonably practicable, based on the availability of reliable financial data required to perform the bonus calculation, and in any event within two and a half (2 1/2) months, after the end of the applicable calendar year; provided, however, in the event that Employee's employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Employee shall forfeit automatically all rights in and to any earned but unpaid annual bonus amount. Note that the terms of this annual bonus is a continuation of the terms currently in place and effective January 1, 2016.

5. Benefit Plans and Programs. During the Term, Employee shall be entitled to participate in all health and welfare and other employee benefit plans and programs maintained by the Company, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs.

6. Business Expenses. The Company shall pay or reimburse Employee for reasonable travel, lodging, meals, entertainment and other reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder, upon presentation of receipts therefor submitted to the Company on a timely basis and in accordance with the Company's policies and practices in effect from time to time.

7. Termination. Employee's employment, and the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 8, any other obligations expressly set forth herein as surviving termination of employment, and any obligations with respect to any vested rights of Employee under any compensation or benefit plans or programs), shall or may be terminated, in the circumstances set forth below.

   a. Death. Employee's employment shall terminate automatically in the event of Employee's death.

   b. Disability. The Company may terminate Employee's employment in accordance with the provisions of applicable law, in the event the Company and Employee agree that Employee has been substantially unable to perform Employee's duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause ("Disability"). Employee's position with respect to the reason or reasons for any such inability to perform duties shall be based upon the opinion of qualified physicians and/or other appropriate medical professionals.

   c. Termination With Cause by the Company or Termination Upon Resignation by Employee.

      i. The Company may terminate Employee's employment effective immediately upon written notice to Employee following the Company's determination that Employee has committed any of the following acts ("Termination With Cause"): conviction of a felony or a crime involving moral turpitude; fraud; embezzlement or other misappropriation of funds; material misrepresentation with respect to the Company; substantial and/or repeated failure to perform duties; gross negligence or willful misconduct in the performance of duties; material violation of any written Company policy; or material breach of this Agreement.

      ii. Employee may resign and terminate Employee's employment at any time for any reason (or for no reason) upon five (5) business days' prior written notice of resignation to the Company ("Termination Upon Resignation").

   d. Termination Without Cause by the Company. The Company may terminate Employee's employment at any time for any reason (or for no reason) upon five (5) business days' prior written notice to Employee ("Termination Without Cause"). For all purposes hereof, except as otherwise expressly provided herein, Termination Without Cause shall include also a termination of Employee's employment by virtue of expiration of the Term on account of the Company's election not to extend this Agreement and the Term in accordance with Paragraph 3 hereof.

8. Payments and Other Entitlements As a Result of Termination. Employee's sole entitlements as a result of a termination under Paragraph 7 shall be as set forth below; provided, that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

a. Death or Disability. Following termination due to death or Disability, Employee (or Employee's estate, as applicable) shall be entitled only to payment of Employee's then-current Salary through the date of termination and for a period of two (2) months thereafter (payable in accordance with the Company's regular payroll practices), any previously earned but yet unpaid annual bonus amount pursuant to Paragraph 4.b..in respect of the immediately preceding calendar year and/or immediately preceding quarter, any amounts accrued or payable under any benefit plans (payable at such times as provided therein), and any amounts payable for any unreimbursed business expenses.

b. Termination With Cause by the Company or Termination Upon Resignation by Employee. If Employee's employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Employee shall be entitled only to payment of Employee's then-current Salary through the date of termination (payable in accordance with the Company's regular payroll practices), and any amounts payable for any unreimbursed business expenses.

c. Termination Without Cause by the Company. If Employee's employment is terminated as a result of a Termination Without Cause, Employee shall be entitled only to payment of Employee's then-current Salary through the date of termination (payable in accordance with the Company's regular payroll practices), a lump-sum in an amount equal to twelve (12) months of Employee's then-current Salary (subject to the proviso below), any previously earned but yet unpaid annual bonus amount pursuant to Paragraph 4.b. in respect of the immediately preceding calendar year and/or immediately preceding quarter, any amounts accrued or payable under any benefit plans (payable at such times as provided therein), and any amounts payable for any unreimbursed business expenses; provided, however, if Employee's employment terminates by virtue of expiration of the Term on account of the Company's election not to extend this Agreement and the Term in accordance with Paragraph 3 hereof, Employee shall not be entitled to the aforesaid lump-sum payment in the amount of twelve (12) months of Salary.

9. Representations.

a. Employee represents that:

i. Employee has had the opportunity to retain and consult with legal counsel and tax advisors of Employee's choice regarding the terms of this Agreement.

ii. Subject to bankruptcy and insolvency laws and general equitable principles, this Agreement is enforceable against Employee in accordance with its terms.

iii. This Agreement, and the performance of Employee's obligations hereunder, do not conflict with, violate or give rise to any rights of other persons or entities under, any agreement, benefit plan or program, order, decree or judgment to which Employee is a party or by which Employee is bound.

b. The Company represents that:

i. Subject to bankruptcy and insolvency laws and general equitable principles, this Agreement is enforceable against the Company in accordance with its terms.

ii. This Agreement, and the performance of the Company's obligations hereunder, do not conflict with, violate or give rise to any rights to other persons or entities under, any agreement, order, decree or judgment to which the Company is a party or by which it is bound.

10. Withholding; Deductions. All compensation under this Agreement is subject to applicable tax withholding requirements and other deductions required by law. Employee agrees that the Company is entitled to deduct from and offset against monies payable and reimbursable to Employee hereunder all sums that Employee may owe the Company at any time.

11. Successors.

a. If Sitestar Corporation merges into, or transfers all or substantially all of its assets to, or as part of a reorganization, restructuring or other transaction becomes a subsidiary of, another entity, such other entity shall be deemed to be the successor to Sitestar Corporation hereunder, and the term "Company" as used herein shall mean such other entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

b. If Sitestar Corporation transfers part of its assets to another entity owned directly or indirectly by the shareholders of Sitestar Corporation (or any substantial portion of them), or transfers stock or other interests in a subsidiary of Sitestar Corporation directly or indirectly to the shareholders of Sitestar Corporation (or any substantial portion of them), and Employee works for the portion of the Company or the entity so transferred, then such other entity shall be deemed the successor to the Company hereunder, the term "Company" as used herein shall mean such other entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

12. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

13. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

14. Amendments and Waivers. No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

15. Binding Effect; No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, except that it may not be assigned by either party without the other party's written consent.

16. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the procedural and substantive laws and public policy of the Commonwealth of Virginia without regard to its choice of law provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written.

SITESTAR CORPORATION

By: ______________________

Steven L. Kiel
CEO, President, CFO

Date: 1/25/17

EMPLOYEE:

By: ______________________

Tabitha Keatts
President of Internet Operations

Date: 1/25/17